CONFIDENTIAL

LICENSE AGREEMENT

BETWEEN

EMERGYA WIND TECHNOLOGIES B.V.

AND

AMERICAS WIND ENERGY INC.

April 2004

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LICENSE AGREEMENT

Agreement dated April 23, 2004 and signed by the parties hereto at the place(s) and on the date(s) mentioned below their signatures, entered by and among:

EMERGYA WIND TECHNOLOGIES B.V. (EWT), a private company with limited liability organised under the laws of the Netherlands, having its corporate seat at Hoofddorp, the Netherlands, hereinafter referred to as “EWT” and “Licensor”

AMERICAS WIND ENERGY INC. (AWE), a company registered under the laws of Ontario, Canada with its registered office at 24 Palace Arch Drive, Toronto, Ontario, Canada, hereinafter referred to as “AWE” and “Licensee”

EWT and AWE are collectively referred to as “Parties” and individually as “Party”.

RECITALS

A.	EWT is engaged in the design, manufacture, sale, installation and maintenance of wind turbines and is the owner of intellectual property rights and know-how related to Wind Turbines.

B.	AWE is an operating company with a mandate to become a major force in the manufacturing and marketing of wind turbines in the Americas;

C.

Licensee and Licensor have accepted to enter into a license agreement with respect to the use of the intellectual property rights and know-how relating to Licensor’s Medium Capacity Wind Turbines in the size range of 600kW – 1MW, including all developments relating hereto in order to enable Licensee to produce these wind turbines and sell these turbines in the territories as set forth in this Agreement;

D.	Licensor has agreed to grant Licensee a license under the terms and conditions as set forth in this License Agreement.

NOW THIS AGREEMENT WITNESSETH AND IT IS MUTUALLY AGREED BY AND BETWEEN THE PARTIES TO THIS AGREEMENT AS FOLLOWS:

Unless the context requires otherwise, the following terms and expressions in this License Agreement shall have the following meanings:

Article 1 - Definitions

Building Blocks:	Components and sub-assemblies used in the Goods and which will eventually be manufactured locally by or under supervision of Licensor, but which initially will be supplied by Licensor
Copyrights:

The copyrights for all countries in the world that are owned or will be owned by Licensor, which in whole or in part relate to the Goods, including but not limited to specifications, manuals, drawings, the design of the Goods, software and commercial material;

Converter	The specifications and schematic diagrams of the converter of the subject wind turbines and all Know How related thereto.

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Database Rights:	The database rights that are owned or will be owned by Licensor, which in whole or in part relate to the Goods, including but not limited to test data;
Designs:	The design and model rights that are owned or will be owned by Licensor;
Effective Date:	Date of signature of this agreement April 23, 2004:
Exclusive Rights Territory	Canada, United States of America Mexico and territories
GE Variable Speed Wind Turbine Patent	US Patent 5,083,039, Richardson et. al. January 21, 1992, registered in Canada under patent number 2100672.
Goods:	The Medium Capacity Wind Turbines of Licensor, including but not limited to the LW50, LW52 and LW58 wind turbines and all related developments;
IPR (Intellectual Property Rights):	The Trademarks, Patents, Copyrights, Designs and Database rights relating to the Medium Capacity Wind turbines;
Know-how:

All factual knowledge and expertise which has been accumulated by and is in the possession of and is confidential to Licensor and which is related to applications developed using the IPR but which is not protected by IPR. Without limiting the foregoing “Know-how" shall include product data information consisting of technical descriptions of the Goods sufficient to allow consistent duplication of the Goods. This includes engineering drawings, bills of materials, process descriptions and any other documents that define the physical geometry, material composition, performance characteristics and assembly and acceptance procedures; technical descriptions, manufacturing process, associated tooling procurement and quality assurance requirements necessary to manufacture duplicates of the Goods in addition to the principles of operation for the Goods;

License Agreement:	This license agreement including the annexes thereto;
License Period:	The period that commences on the Effective Date and is indefinite thereafter;
Licensor Affiliated Company:	A company that is in the same business as Licensor and in which Licensor holds 50% or more of the shares.
Medium Capacity Wind Turbines:	Wind Turbines in the size range of 600 kW – 1 MW ;
Non-Exclusive Rights Territory:	Central and South America, the Caribbean;
Parties:	Licensor and Licensee;

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Territories:	The Exclusive Rights Territory and the Non-Exclusive Rights Territory.
Trademark:	The trademarks, including applications and filings for trademarks, owned by or which will be owned by Licensor which in whole or in part relate to the Goods;

Article 2 – License granted

2.1

Licensor grants to Licensee for the duration of the License Period, starting April 23, 2004 with an indefinite period of time thereafter and under the obligation of fulfilment of the terms and conditions as set forth in the License Agreement, the exclusive right to use the IPR and Know-how in the Exclusive Rights Territory but only on or in relation to the Goods.

2.2

Licensee recognises that Licensor is the owner of the IPR and Know-how world-wide, and agrees that also in the Territories the IPR and Know-how shall remain vested solely in Licensor both during the License Period and thereafter and Licensee agrees never to challenge the ownership of the IPR and Know-how or any other intellectual property rights of Licensor or a Licensor Affiliated Company or that the use thereof by Licensee is on behalf of Licensor as a licensee.

2.3	Licensee shall not use any other intellectual property rights owned by Licensor or Licensor Affiliated Companies, unless provided for in this License Agreement or a separate license agreement.

2.4

Licensee shall not record this license or any other intellectual property rights related to the business of Licensor or its affiliates, in any register for intellectual property rights without prior written consent of Licensor, not to be unreasonably refused or delayed.

2.5

Licensor, at Licensor's discretion, shall have the right to record the existence of this license, or to enter Licensee as a registered user in the Territories at the costs of Licensor. Licensee agrees to co-operate as requested by Licensor, in arranging for such recordings and/or entries, or in varying or cancelling such recordings and/or entries in the event of amendments to, or termination of the License Agreement for any reason.

2.6	Licensee shall not use the Trademarks in any way, which materially harm the reputation of and/or the goodwill attached to the Trademarks.

2.7

If under the laws of the Territory, a registration of any trademark, trade name and/or trade symbol of Licensor is required, such registration shall be made in the name and at the expense of Licensor. Should for whichever reason Licensee have obtained a registration in its own name, Licensee shall immediately inform Licensor in writing and Licensee shall transfer that registration free of charge to Licensor at its first request, provided that Licensor shall have refunded the registration fee and the cost of transfer to Licensee.

2.8	Licensee shall under no circumstances permit the Trademarks, any other trademark, trade name and/or trade symbol, owned by Licensor or its affiliated companies, to become generic descriptions.

2.9

Licensee agrees to mark the Goods in a manner which conforms with the trademark laws applicable and practice in the countries in the Territories with respect to trademark notices or other matters relating to trademark ownership,

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license and infringement. More specifically Licensee will mark the Goods and advertising or promotional material relating thereto with the designation:

“Made under license of EWT B.V. - all rights reserved.”

2.10.	Licensee shall co-operate with Licensor and use its best endeavours to advance the Patents, of which an application is still pending, to disposition at the cost of Licensor.

2.11

Licensee agrees to mark the Goods in a manner which is in conformity with the copyright laws applicable and practice in the Territory with respect to copyright notices or other matters relating to copyright ownership, license and infringement. Licensee will mark the Goods and advertising or promotional material relating thereto with the designation:

“© [year of first publication], EWT B.V., the Netherlands / Made under license of EWT B.V.

2.12.    Licensee shall not sell or offer the Goods to agents that operate in other Territories than specified herein as Exclusive or Non-Exclusive Territories unless agreed with Licensor.

Article 3 – Know-how

3.1

Licensor grants to Licensee for the duration of the License Period and under the obligation of fulfilment of the terms and conditions as set forth in the License Agreement, the exclusive right to use the Know-how in relation to the production and sales of the Goods in the Exclusive Rights Territory.

3.2

Licensee shall not obtain or attempt to obtain and shall ensure that its affiliates shall not obtain or attempt to obtain any protection of the Know-how or part thereof, in its own name or in the name of its affiliates pursuant to any intellectual property law or act without Licensor's prior written consent.

3.3	Licensee acknowledges that the Know-how is not in the public domain, unless proof to the contrary is provided by Licensee in accordance with Article 3.5 under (a), or (b) hereof.

3.4

Licensee agrees to keep the Know-how in confidence and not to disclose any part thereof to any third party during the License Period as well as thereafter. Licensee may disclose the Know-how or a part thereof to its employees having a need to know, provided that Licensee has imposed secrecy and non-use obligations similar to the secrecy and non-use obligations included in this License Agreement on these employees. Licensee shall use its best endeavours to prevent that its employees and former employees use the Know-how or any part thereof unless such use is allowed under the terms of this License Agreement. Furthermore Licensee may, after having obtained prior written approval from Licensor, disclose the Know-how or a part thereof to its advisors and/or agents having a need to know. A condition for granting such an approval may be that Licensor will require this advisor and/or agent to enter into a secrecy and non-use agreement.

3.5	The restriction upon disclosure of the Know-how mentioned under Article 3.4 shall not apply to any part of the information comprising the Know-how which:

(a)	Licensee proves to be, or at any time to have come, into the public domain otherwise than through default on the part of Licensee;

(b)	Licensee proves to have lawfully acquired from a third party with good

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legal title thereto;

3.6

The restriction upon disclosure of the Know-how does neither apply in case Licensee is compelled to disclose Know-how or part thereof by a legally binding order of any court of law, government agency or regulatory or statutory authority, which has competent jurisdiction. In such a case, Licensee shall consult with Licensor as quickly as possible to avoid or limit such disclosure as far as reasonably possible.

3.7

Any infringement of the secrecy and/or non-use obligation by the personnel, agent and/or advisor of Licensee shall be considered as an infringement of secrecy and/or non-use obligation of Licensee and Licensee shall be liable for any damages resulting therefrom.

3.8	The provisions of Article 3 shall at all times survive any termination or other ending, of the License Agreement.

Article 4 – Maintenance, Improvements and New Products

4.1 Licensor has the obligation to upkeep and to maintain through regular updates and upgrades and improvements the Goods such that the Goods will be saleable.

4.2	If Licensee makes any improvement to the Know-how it shall promptly disclose this improvement to Licensor. Such improvement shall be considered to form an integral part of the Know-how fully and solely owned by Licensor and such improvements shall be deemed to be included under the license as granted herein.

4.3

If Licensor makes any improvement to the Know-how it shall promptly disclose this improvement to Licensee. Such improvement shall be considered to form an integral part of the Know-how fully and solely owned by Licensor and such improvements shall be deemed to be included under the license as granted herein.

4.4

If any such improvement is patentable or can be protected through any other intellectual property law, Licensor shall have the right to apply for and obtain patent or other protection in respect thereof and Licensee shall receive a license under such patent or other intellectual property right following this License Agreement.

4.5

New products, which can be defined as Medium Capacity Wind Turbines automatically form part of the license under this Agreement. For new products developed by Licensor outside the scope of Medium Capacity Wind Turbines, Licensee has the first right to negotiate the terms and conditions for obtaining a license thereon for the Territory.

4.6

Licensee and Licensor will have to agree on a separate license for any product with a capacity of more than 1 MW. Licensee will have a right of first refusal on any new technology with a capacity of higher that 1 MW that Licensor will develop or acquire.

Article 5 – License Fee

5.1	Licensee shall pay a license fee of EUR 1,350,000 (Euro One million and three hundred fifty thousand).

5.2	The license fee is payable as follows:
•	In the form of 7.00 % of Net Sales Price until the License Fee will be fully paid. Thereafter the royalty fees specified under article 6 will start.

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5.3	Licensor will pay the balance of the License Fee by 31-12-2005 if not sufficient License Fees will have been aggregated until that date.

5.4

Any (withholding) taxes payable in the country of Licensor shall be paid by Licensor and Licensee shall receive the above mentioned license fee without any deductions in the form of tax, bank charges or otherwise.

5.5

Licensee shall pay Licensor in addition to the above mentioned license fee 40% of the license fee that Licensee receives from its sub-licensees. Such sub-license fees shall be paid to Licensor within ten days of receipt by Licensee of the sub-license fee from it’s sub-licensee.

Article 6 - Royalty

6.1

Royalty under this Agreement shall be paid by Licensee to Licensor at the rate of 3.00% (Three percent). Royalty is payable for sales of the Goods manufactured by or on behalf of Licensee under this Agreement and shall be calculated on the sales price of the Goods. License Fees will be calculated and paid in the same way.

6.2	The royalty thus payable by Licensee shall be paid quarterly and within thirty days from the end of each quarter unless otherwise agreed between the parties.

6.3

Licensee shall pay Licensor in addition to the above mentioned royalties 40% of the royalties that Licensee receives from its sub-licensees. These sub-license royalties shall be paid to Licensor on the same terms as the main license royalties.

6.4

Licensee may temporary suspend payments of royalties if Licensor fails to provide the technical and commercial support as provided for in Article 10 of this Agreement and after giving at least 30 (thirty) days’ notice to Licensor of such intended suspension of payments. The (intended) suspension of payment shall be withdrawn immediately upon Licensor resuming technical and commercial support as provided for in this Agreement.

Article 7 - License Period, Extension and Termination

7.1

In case, as a consequence of article 5.3, Licensee will be in default of the agreed payment obligation with respect to the License Fee, Licensor shall have the right to terminate this Agreement. If for reasons beyond the control of Licensee a delay in payments will occur, this will not trigger the default situation.

7.2

The rights granted herein for the Non-Exclusive Rights Territory are of a temporary nature and will automatically terminate if and when Licensor enters into license or other agreements with a party or parties in the Non-Exclusive Rights Territory or part thereof, provided that Licensee shall retain the right to execute agreements already in effect at the date of termination and retain non-exclusive rights in the Non Exclusive Rights Territory under the same conditions for those parts of the Non Exclusive Territory for which Licensor has not entered into a license or other agreements with a party or parties. Parties will discuss the licenses in the Non-Exclusive Rights Territory prior to granting Exclusive Rights for that territory.

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7.3	Licensor may, without prejudice to its right for damages, terminate the License Agreement with immediate effect by giving written notice to Licensee in the event that

(a)

Licensee is in material default (which includes non-payment of royalties) or has failed to repair such default, either within 90 days for non-payment of royalties or within 45 days or other material default after Licensor has given written notice of its intention to terminate the license in writing, except in case Licensee is unable to repair such default within said 45 days or Licensee shall have informed Licensor in writing, supported with a detailed repair plan including a motivated fixed period for which the default shall be repaired. Failure to repair such default within the fixed period shall reinforce the rights of Licensor as defined herein;

7.4	Licensee may terminate the License Agreement by giving written notice to Licensor in the event that Licensor fails to provide the technical and commercial support as provided for in Article 10 of this Agreement. Such termination notice shall be withdrawn as soon as Licensor resumes the technical and commercial support as provided for in Article 10 of this Agreement.

Article 8 – Warranties

8.1	Licensor warrants that to the best of its knowledge the use of the IPR and the Know-how as intended through this License Agreement, does not infringe upon the rights of third parties.

8.2

Licensor warrants that to the best of its knowledge the IPR are valid, maintained and enforceable towards third parties in the Territory and that the IPR shall be properly maintained during the License Period.

8.3

Licensor warrants that the Goods will be able to produce as per the Power Curves and availability as far as determined by the design provided and specified by Licensor for each turbine if the Goods are manufactured and installed as per the relevant drawings and specifications and under strict quality control by Licensee at both the manufacturing and installation stages.

8.4

Licensor will undertake all necessary activities in relation to the certification of modifications that may be required in order to comply with safety regulations in the Exclusive Rights Territory without undue delay.

8.5	Licensee has conducted extensive due diligence on the Know How, IPR and the Goods and enters into this Agreement on the basis of such due diligence.

8.6

Licensee is aware of the GE Variable Speed Wind Turbine Patent and therefore Licensee will complete the development of a suitable converter that will not infringe on this patent. This converter will also be made available to Licensor at terms to be agreed.

8.7.	Any suppliers of Building Blocks that Licensee will use as local sources will be qualified according the guidelines issued by Licensor.

Article 9 - Liability and Product Liability

9.1	Licensee shall hold Licensor harmless against any claim by any third party related to

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the manufacture, sale and/or delivery of the Goods by Licensee, unless and to the extent that any such claim arises from a defect in the IPR and/or Know-how for which Licensor will be liable. Any such claim shall include but is not limited to claims, costs and liabilities that are based upon or arise in connection with (i) articles 6:162 or articles 6:185-193 of the Netherlands Civil Code or (ii) any similar statutory provisions which have been enacted in a Member State of the European Union other than the Netherlands as a result of the implementation of the Council Directive of 25 July 1985 concerning liability for defective products (85/374/EEC), or (iii) any similar statutory provisions of the laws of any other jurisdiction.

Licensee will be liable for any damage Licensor suffers in relation to any such claim, including but not limited to attorney fees and all other legal costs and expenses.

9.2	Licensee shall be obliged to conclude and maintain an effective and sufficient product liability insurance for the duration of this License Agreement as normally available on the insurance market.

Article 10 – Technical and Commercial Support

10.1

Licensee undertakes to acquire all required technical and commercial skills to enable the manufacture and selling of the Goods in the Territories independently during the Training Period. To help Licensee acquire the necessary technical and commercial skills Licensor undertakes to provide Licensee technical and commercial support during the Training Period on the following terms and conditions. Licensee will start to build an appropriate organisation with Sales and Support functions immediately after the Effective Date.

10.2

Technical support will be given for the interpretation of drawings and specifications, installation, service and maintenance procedures and practices and the technical part of tenders and quotations. Licensor will provide the first thirty man-days of technical support free of charge and on a yearly basis five (5) man-days in case of improvements referred to in Article 4. Further man-days will be charged at hour rates to be agreed between the parties.

10.3

Commercial support will be given for the preparation of price lists, the commercial parts of tenders and quotations and other commercially relevant activities. Licensor will provide the first thirty man-days of commercial support free of charge and on an yearly basis five (5) man-days in case of improvements referred to in Article 4. Further man-days will be charged at hour rates to be agreed between the parties.

10.4

Licensee shall advise Licensor well in advance with regard to the type of technical and commercial support required and the location, duration and time schedule of such support in order to arrive at a mutually convenient and effective method of working.

10.5	Licensee shall pay for all travel, accommodation and other out-of-pocket expenses in relation to the technical and commercial support activities.

10.6	Licensor agrees to provide Licensee with a cold-weather specification within 6 (six) months from the Effective Date.

Article 11 – Product Certification

11.1	Licensee must obtain any product safety or other statutory certificates in

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consultation with Licensor, who shall be informed as soon as Licensee becomes aware of any requirement for product safety and or other statutory certificates.

11.2

Licensee shall bear the cost of obtaining the necessary product safety and other statutory certificates as applicable in the Territories. Licensor shall co-ordinate such certification processes and render all necessary assistance to Licensee in this regard.

.

Article 12 – Purchase of Components and Spares

12.1

Licensor shall sell vendor supplied components and spares to Licensee during the period when the License Fee will being paid at an agreed price which shall be the cost price in the hands of Licensor and a mark-up 3.5% to cover costs incurred by Licensor in the procurement, storage and handling and QA of such components and spares.

Article 13 – Change of Ownership

13.1

The management and shareholders of Licensee undertake not to sell a part or the whole of the ownership of Licensee’s company to a competitor of Licensor. The term “competitor” shall include a designer or manufacturer of Medium Capacity Wind Turbines.

13.2

If Licensor defaults or goes into suspension of payments or bankruptcy, Licensee will retain its’ rights under this License Agreement and will continue to pay royalty and license fees to the eventual receiver, trustee or buyer of Licensor’s Know-how, if such receiver, trustee or buyer undertakes to fulfil the obligations of Licensor herein. The Know-how will be maintained in escrow with the Notary and will be made available to Licensee if Licensor defaults, goes into bankruptcy or for any reason the eventual receiver, trustee or buyer does not make available the Know-how to Licensee for the normal conduct of Licensee’s business.

13.3

If Licensee goes into suspension of payments or bankruptcy or is sold to a party not approved by Licensor whereby such approval shall not be unreasonably withheld, all rights of Licensee or Licensee’s successor or buyer as provided herein terminate. Licensor may consider to extend such rights to a successor of Licensee approved by Licensor, provided such successor undertakes to fulfil all of Licensee’s obligations herein.

Article 14 - Business Confidence

14.1

The Parties undertake that they will not at any time disclose or use for any purpose detrimental or potentially detrimental to any of the Parties any confidential information concerning this License Agreement or any agreement resulting therefrom, or any other document provided pursuant to this License Agreement or any agreement resulting therefrom, or concerning the business and affairs of the Parties, except:

(a)	to the extent required by law or any competent authority;

(b)	to their professional advisers subject to a duty of confidentiality and only to

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the extent necessary for any lawful purpose; and

(c)	to the extent that at the date hereof or hereafter such information is or shall become public knowledge otherwise than through improper disclosure by any person.

This Article shall survive any termination or any other ending, including but not limited to rescission, of this License Agreement.

Article 15 - Costs

15.1	Except as specifically provided otherwise herein, each Party shall bear its own costs in connection with the preparation, negotiation, signing or performance of this License Agreement.

Article 16 - Assignment/Transfer and Encumbrance

16.1

This License Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, estates and, in the event of a permitted assignment or transfer, assignees or transferees.

16.2

Licensor may at any time (i) assign, transfer or encumber all or part of its rights under this Agreement, including the IPR and the Know-how, or (ii) transfer its legal relationship towards Licensee under this License Agreement, provided always that the rights of Licensee herein shall not be affected by such assignment, transfer or encumbrance by Licensor. In such an event, Licensee undertakes to execute all documentation necessary to effect the assignment, transfer or encumbrance expeditiously. The rights or legal relationship of Licensee hereunder may not be assigned, transferred or encumbered without the prior written consent of Licensor and such consent will not be unreasonably withheld.

16.3

Licensee shall not grant any sub-licenses in relation to the rights licensed under this License Agreement without the prior written consent of Licensor which consent may not be withheld on unreasonable grounds. In the event such consent is granted the text of the sub-license agreement between Licensee and its sub-licensee has to be approved by Licensor, prior to execution of such sub-license agreement. Licensee shall pay Licensor 40% of the revenue (of both license fees and royalties) received by Licensee from its sub-licensees. For the purpose of this Article, outsourcing of manufacture, not involving sub-licensing of know-how shall not be construed as the granting of a sub-license.

Article 17 - Force Majeure

17.1

Neither Party shall be in default under the License Agreement by reason of its delay in the performance of or failure to perform any of its obligations herein if such delay or failure is caused by strikes, acts of God or the public enemy, riots, incendiaries, interference by civil or military authorities, compliance with governmental laws, rules, and regulations, delays in transit or delivery, inability to secure necessary governmental priorities for materials, or any fault beyond its control without its fault or negligence.

Article 18 - Interpretation

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18.1	Words imparting the singular shall include the plural and vice versa, where the context so requires.

18.2	References to the Parties shall include their respective successors in title, estates and, in the event of an assignment permitted under this License Agreement, assignees.

18.3	References to persons shall include natural persons and incorporated and unincorporated bodies, including associations and partnerships.

Article 19 - General

19.1

The failure of either Party hereto to enforce at any time or for any time any of its rights under the License Agreement shall not be construed to be a waiver thereof or of the right of such Party thereafter to enforce each and every provision of the License Agreement.

19.2

The License Agreement does not constitute and shall not be construed as constituting a partnership, agency, joint venture, or distribution agreement between Licensor and Licensee. Licensee shall have no right to obligate or bind Licensor in any manner whatsoever and nothing herein contained shall give or is intended to give any right of any kind to any third party.

19.3

In the event that a provision of the Agreement is invalid, not binding, or unenforceable (either in whole or in part), the remainder of the Agreement shall continue to be effective. The Parties shall make every effort to reach agreement on a new clause, which differs, as little as possible from the invalid, illegal, not binding or unenforceable provision, taking into account the substance and the purpose of the Agreement.

19.4

Licensor reserves the right to inspect at any time all documents, drawings, quality manuals and records, accounts, manufacturing facilities of Licensee or its suppliers in so far as these relate to transactions related to this License Agreement.

19.5	The titles and headings in this License Agreement are for structuring purposes and reference only.

19.6

The License Agreement constitutes and contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior or contemporaneous agreements, oral or written. The License Agreement may not be changed, modified, amended or supplemented, except in writing signed by the Parties.

19.7

This License Agreement has been drawn up in English. In the event of any discrepancy in this License Agreement between the English text and any translations thereof, the English language version shall prevail.

Article 20 - Governing Law / Competent Court

20.1	This License Agreement and any subsequent agreement shall be governed by and construed in accordance with the laws of the Netherlands.

20.2

Any dispute arising out of or in connection with the this License Agreement shall, if no amicable settlement can be reached through negotiations, be submitted to the competent Court in Middelburg, the Netherlands.

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IN WITNESS WHEREOF, this License Agreement has been signed and executed in two copies each of equal tenor and validity.

Emergya Wind Technologies B.V.	Americas Wind Energy

/s/ Gerry van der Sluys	/s/ Hal Dickout

Gerry van der Sluys	Hal Dickout
Director	Chief Executive Officer

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